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                                                                    EXHIBIT 23.5


                      CONSENT OF THE CARSON MEDLIN COMPANY


We hereby consent to the inclusion as Appendix E to the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Eagle Bancshares, Inc. of our letter to the Board of Directors of Southern Crescent Financial Corp and to the references made to such letter, to the firm and to certain publications of the firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                /s/THE CARSON MEDLIN COMPANY


Raleigh, North Carolina
October 31, 1996